Exhibit 99.1

NEWS RELEASE

ICF Reports Fourth Quarter and Full Year 2025 Results

―Revenues From Commercial, State & Local and International Government Clients Increased 16% in Q4; Up 14% for Full Year to Reach 57% of Annual Revenues―

―Revenues from Commercial Energy Clients Increased 23% in Q4; Up 24% for Full Year―

―Favorable Mix and Effective Cost Management Drove Steady Year-on-Year Margin Performance―

―Guidance Reflects a Return to Revenue and Earnings Growth in 2026―

Fourth Quarter Highlights:

•
Revenue Was $444 Million
•
Net Income Was $17 Million; GAAP EPS Was $0.94
•
Non-GAAP EPS1 Was $1.47
•
EBITDA1 Was $43 Million; Adjusted EBITDA1 Was $46 Million, or 10.4% of Total Revenues
•
Contract Awards Were $422 Million for a Quarterly Book-to-Bill Ratio of 0.95

Full Year Highlights:

•
Revenue Was $1.9 Billion
•
Net Income Was $92 Million; GAAP EPS Was $4.95
•
Non-GAAP EPS1 Was $6.77
•
EBITDA1Was $201 Million; Adjusted EBITDA1 Was $207 Million, or 11.1% of Total Revenues
•
Contract Awards Were $2.2 Billion for a Book-to-Bill Ratio of 1.19
•
Operating Cash Flow Was $142 Million

RESTON, Va., February 26, 2026--ICF (NASDAQ: ICFI), a leading global solutions and technology provider, reported results for the fourth quarter and full year ended December 31, 2025.

Commenting on the results, John Wasson, chair and chief executive officer, said, “Our fourth quarter results were in line with our guidance and capped a year of resilient performance given the challenging federal business environment. Revenues from commercial, state and local and international government clients increased 16% and accounted for 62% of fourth quarter revenues. This performance served to offset a large portion of the year-on-year reduction in federal government revenues, which was amplified by the direct and indirect impacts of the six-week federal government shutdown.

“ICF continued to experience robust demand from our commercial energy clients, driving revenue growth in this client category of 23% in the fourth quarter and 24% for the full year. Approximately 80% of our 2025 commercial energy revenues were related to our market-leading programs for utility clients on energy efficiency, flexible load management, electrification and grid optimization. These are critical areas for our utility clients as they address increasing electricity demand and the need for grid resilience and energy affordability.

“We succeeded in maintaining full year 2025 margins that were similar to those of 2024, despite the revenue decline. Year-on-year gross margins expanded by more than 60 basis points and Adjusted EBITDA margin on total revenues was 11.1% in 2025 compared to 11.2% in 2024, benefitting from the increased contribution of higher-margin commercial energy revenues and cost management initiatives, while we continued to invest in growth initiatives and emerging technologies including our AI service offerings. Additionally, fixed price and time and materials contracts accounted for approximately 93% of 2025 revenues compared to 89% in 2024, while cost reimbursement contracts declined to 7%.

“ICF ended 2025 with a firm backlog, a healthy book-to-bill ratio of 1.19 and a business development pipeline of $8.6 billion, reflecting effective execution on existing contracts and our agility in capturing new business opportunities with capabilities that support our expectations for future growth. Demonstrating our confidence in ICF’s outlook, we repurchased approximately 564,000 shares of outstanding common stock in 2025, of which about 220,000 shares were purchased in the fourth quarter.”

Fourth Quarter 2025 Results

Fourth quarter 2025 total revenue was $443.7 million, reflecting the impact of the government shutdown, compared to $496.3 million reported in the fourth quarter of 2024 and $465.4 million in this year’s third quarter. Subcontractor and other direct costs were 26.7% of total revenues compared to 25.4% in last year’s fourth quarter. Gross margin was 35.7% versus 36.1% in the prior year period. Operating income was $28.6 million compared to $36.5 million last year, and operating margin on total revenue was 6.5%, compared to 7.3%. Net income totaled $17.3 million, or $0.94 per diluted share, compared to net income of $24.6 million, or $1.30 per diluted share reported in the fourth quarter of 2024. The company’s effective tax rate was 18.7% in the fourth quarter of 2025, down from 20.9% in the fourth quarter of 2024.

Non-GAAP EPS was $1.47, versus $1.87 in the comparable period in 2024. EBITDA was $43.0 million, compared to $50.8 million reported in the year-ago period. Adjusted EBITDA was $46.0 million, and Adjusted EBITDA margin on total revenue was 10.4%, down from 11.3% in the fourth quarter of 2024.

Full Year 2025 Results

2025 total revenue was $1.87 billion, down 7.3% from the $2.02 billion reported in the previous year. Subcontractor and other direct costs were 24.2% of total revenues compared to 25.1% in 2024. Gross margin expanded 60 basis points to 37.2%, driven by the favorable business mix due to the growth in our commercial energy business. Full year 2025 net income was $91.6 million, or $4.95 per diluted share, compared to net income of $110.2 million, or $5.82 per share in 2024. The company’s effective tax rate was 18.2% in 2025 compared to 20.2% in 2024.

Non-GAAP EPS was $6.77 per share, inclusive of a $0.11 unfavorable impact of foreign exchange. This compares to $7.45 per share reported last year. EBITDA totaled $201.0 million, versus $221.1 million reported in 2024. Adjusted EBITDA was $207.2 million, and Adjusted EBITDA margin on total revenues was 11.1%, similar to the 11.2% reported for the prior year. Operating cash flow was $142 million.

Backlog and New Business

Total backlog was $3.4 billion at the end of the fourth quarter of 2025. Funded backlog was $1.7 billion, or approximately 50% of the total backlog. The total value of contracts awarded in the 2025 fourth quarter was $421.8 million for a quarterly book-to-bill ratio of 0.95 and trailing twelve-month contract awards totaled $2.2 billion for a book-to-bill ratio of 1.19.

Commercial Revenue Fourth Quarter 2025 Highlights

Commercial revenue was $163.6 million, up 23.3%.

•
Commercial revenue accounted for 36.9% of total revenue, up from 26.7% of total revenue in the fourth quarter of 2024.
•
Energy markets revenue, which includes energy efficiency programs, increased 23.1% and represented 87.9% of commercial revenue and approximately one-third of total revenue.

Key Commercial Contracts Awarded in the Fourth Quarter of 2025

Notable commercial awards won in the fourth quarter of 2025 included:

Energy

•
Two recompete contracts with a Southeastern U.S. utility to implement its commercial energy efficiency programs.
•
A contract modification with Southern California Edison to significantly expand implementation of its agricultural energy efficiency program.
•
A new contract with a Western U.S. public energy provider to implement its residential energy efficiency and electrification program.
•
A contract modification with a large U.S. utility to implement its HVAC energy efficiency program.

Other

•
A contract modification with a value of $18.9 million with a U.S.-based organization to continue to support the implementation of surveys in selected countries, including incorporating AI innovations related to data collection and use, and maintaining a website of global health data and tools.
•
A contract modification with a value of $8.8 million with a U.S.-based organization to continue modernizing its enterprise systems.

Government Revenue Fourth Quarter 2025 Highlights

Revenue from government clients was $280.1 million during the quarter.

•
U.S. federal government revenue was $167.8 million, down 35.1% compared to $258.5 million in the fourth quarter of 2024 and 15.3% below the $198.0 million in this year’s third quarter. Year-on-year revenue comparisons were impacted by contract funding curtailments that occurred earlier in the year, a slower pace of new RFPs and the 43-day government shutdown. Federal government revenue accounted for 37.8% of total revenue, down from 52.1% of total revenue in the fourth quarter of 2024.
•
U.S. state and local government revenue was $78.5 million, a 4.3% increase over the $75.2 million reported in last year's fourth quarter. State and local government clients represented 17.7% of total revenue, up from 15.2% in the fourth quarter of 2024.
•
International government revenue was $33.8 million, up 12.8% from $29.9 million in the fourth quarter of 2024. International government revenue represented 7.6% of total revenue, up from 6.0% in the prior year.

Key Government Contracts Awarded in the Fourth Quarter 2025

Notable government contract awards won in the fourth quarter of 2025 included:

IT Modernization/Digital Transformation

•
A new contract with a value of $22.8 million with a U.S. federal government department to implement an enterprise grants management solution across the department.
•
A new subcontract with a value of $13.7 million to support a U.S. federal health agency in improving, analyzing and managing program data.
•
A recompete subcontract with a value of $7.6 million to provide Salesforce licensing and professional support services for a U.S. federal health agency.

Strategic Communications

•
A recompete multiple-award master framework contract with a ceiling value of $195.4 million with a directorate general of the European Commission to design and deliver large-scale public communication campaigns across European Union Member States.

Energy and Environment

•
A new contract with a value of $21.1 million with the Peninsula Corridor Joint Powers Board (Caltrain) to deliver environmental services for the Diridon Station Redevelopment Project in California.

Health and Social Programs

•
A recompete subcontract with a value of $4.4 million to support multi-phase integrated healthcare transformation activities for a U.S. federal government agency.

Disaster Management

•
A contract modification with a value of $3.8 million with the local school board of a Southern U.S. state to continue to provide disaster recovery services.

Dividend Declaration

On February 26, 2026, ICF declared a quarterly cash dividend of $0.14 per share, payable on April 14, 2026, to shareholders of record on March 27, 2026.

Summary and Outlook

“ICF demonstrated notable resilience in 2025, driving substantial growth in key client categories, while managing through a challenging business environment in our work for federal government agencies. Our 2025 revenues were firmly within the guidance framework we provided one year ago despite the six-week government shutdown, we maintained our margins, and we built the foundation for a return to growth in 2026. This performance underscores ICF’s competitive strengths, namely our diversified business model, deep domain expertise and cross-cutting technology offerings that are primarily provided under outcome-based contracts.

“We expect our 2026 revenues to range from $1.89 billion to $1.96 billion, representing 3% growth at the midpoint, GAAP EPS to range from $5.95 to $6.25, and Non-GAAP EPS to range from $6.95 to $7.25, or 5% growth at the midpoint. These expectations anticipate another year of double-digit revenue growth from our non-federal government clients, which we estimate will account for more than 60% of our total 2026 revenues, and a return to year-on-year growth in certain parts of our federal government business. Full-year operating cash flow is estimated to range from $135 million to $150 million.

“With respect to the cadence of the year, we generally expect sequential improvement in federal revenues from the first quarter through the third quarter of 2026, returning to year-on-year growth by the fourth quarter. Our first-quarter comparisons will be down as we will be comparing against a quarter that included federal government contract work that was cancelled between February and May of last year. For the first quarter of 2026, we expect total revenues of approximately $450 million, GAAP EPS of approximately $1.20, and Non-GAAP EPS of approximately $1.55.

“We appreciate the tremendous contributions made by our professional staff, whose commitment to excellent client work was critical to our ability to navigate 2025 and whose dedication to ICF supports our confidence in a return to growth in 2026,” Mr. Wasson concluded.

1 Non-GAAP EPS, EBITDA, and Adjusted EBITDA are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below. Special charges are items that were included within our consolidated statements of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

###

About ICF

ICF is a leading global solutions and technology provider with approximately 9,000 employees. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

Note on Forward-Looking Non-GAAP Measures

The company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to the variability and difficulty in making accurate forecasts and projections and because not all of the information necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures (such as the effect of share-based compensation or the impact of future extraordinary or non-recurring events like acquisitions) is available to the company without unreasonable effort. For the same reasons, the company is unable to estimate the probable significance of the unavailable information. The company provides forward-looking non-GAAP financial measures that it believes will be achievable, but it cannot accurately predict all of the components of the adjusted calculations, and the U.S. GAAP financial measures may be materially different than the non-GAAP financial measures.

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com +1.571.373.5577

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2025	2024	2025	2024
Revenue	$443,673	$496,324	$1,872,851	$2,019,787
Direct costs	285,323	317,105	1,176,835	1,282,016
Operating costs and expenses:
Indirect and selling expenses	115,235	129,452	492,404	518,453
Depreciation and amortization	14,480	13,299	58,147	53,476
Total operating costs and expenses	129,715	142,751	550,551	571,929
Operating income	28,635	36,468	145,465	165,842
Interest, net	(7,212)	(6,454)	(30,833)	(29,590)
Other (expense) income	(124)	1,040	(2,639)	1,806
Income before income taxes	21,299	31,054	111,993	138,058
Provision for income taxes	3,986	6,489	20,405	27,888
Net income	$17,313	$24,565	$91,588	$110,170

Earnings per Share:
Basic	$0.95	$1.31	$4.97	$5.88
Diluted	$0.94	$1.30	$4.95	$5.82

Weighted-average Shares:
Basic	18,318	18,733	18,414	18,747
Diluted	18,420	18,897	18,516	18,925

Cash dividends declared per common share	$0.14	$0.14	$0.56	$0.56

Other comprehensive income (loss), net of tax	606	(3,251)	2,318	(3,861)
Comprehensive income, net of tax	$17,919	$21,314	$93,906	$106,309

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2025	2024	2025	2024
Reconciliation of EBITDA and Adjusted EBITDA (3)
Net income	$17,313	$24,565	$91,588	$110,170
Interest, net	7,212	6,454	30,833	29,590
Provision for income taxes	3,986	6,489	20,405	27,888
Depreciation and amortization	14,480	13,299	58,147	53,476
EBITDA	42,991	50,807	200,973	221,124
Impairment of long-lived assets (4)	—	3,583	—	3,583
Acquisition and divestiture-related expenses (5)	13	1,108	492	1,313
Severance and other costs related to staff realignment (6)	2,954	351	5,863	1,535
Charges and adjustments related to facility consolidations and office closures (7)	—	464	(138)	464
Pre-tax gain from divestiture of a business (8)	—	—	—	(2,013)
Total Adjustments	2,967	5,506	6,217	4,882
Adjusted EBITDA	$45,958	$56,313	$207,190	$226,006

Net Income Margin Percent on Revenue (9)	3.9%	4.9%	4.9%	5.5%
EBITDA Margin Percent on Revenue (10)	9.7%	10.2%	10.7%	10.9%
Adjusted EBITDA Margin Percent on Revenue (10)	10.4%	11.3%	11.1%	11.2%

Reconciliation of Non-GAAP Diluted EPS (3)
U.S. GAAP Diluted EPS	$0.94	$1.30	$4.95	$5.82
Impairment of long-lived assets	—	0.19	—	0.19
Acquisition and divestiture-related expenses	—	0.06	0.02	0.07
Severance and other costs related to staff realignment	0.16	0.02	0.32	0.08
Charges and adjustments related to facility consolidations and office closures (11)	—	0.02	(0.01)	0.06
Pre-tax gain from divestiture of a business	—	—	—	(0.11)
Amortization of intangible assets acquired in business combinations (12)	0.50	0.43	2.00	1.74
Income tax effects of the adjustments (13)	(0.13)	(0.15)	(0.51)	(0.40)
Non-GAAP Diluted EPS	$1.47	$1.87	$6.77	$7.45

(2) These tables provide reconciliations of Non-GAAP financial measures to the most applicable U.S. GAAP numbers. While we believe that these Non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with U.S. GAAP. Other companies may define similarly titled Non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Reconciliations of EBITDA, Adjusted EBITDA, and Non-GAAP Diluted EPS were calculated using numbers as reported in U.S. GAAP.

(4) Represents impairment of operating lease right-of-use and leasehold improvement assets associated with exit from certain facilities.

(5) These are primarily third-party costs related to acquisitions and integration of acquisitions.

(6) These costs are due to involuntary employee termination benefits for (i) our officers and (ii) a group of employees who have been notified that they will be terminated as part of a business reorganization or exit. For 2025, severance expense includes employee termination benefits as a direct result of contracts terminated for convenience during the year pursuant to executive orders issued by the Administration or actions recommended by DOGE and for which the Company was not reimbursed, or will not be reimbursed, by our federal government customers for these amounts.

(7) These charges and adjustments are related to a previously exited leased facility which we will continue to pay until the contractual obligations are satisfied but with no economic benefit to us, and the closure of certain international offices.

(8) Pre-tax gain related to the 2023 divestiture of our U.S. commercial marketing business which includes contingent gains realized in the first and third quarters of 2024.

(9) Net Income Margin Percent on Revenue was calculated by dividing net income by revenue.

(10) EBITDA Margin Percent and Adjusted EBITDA Margin Percent on Revenue were calculated by dividing the Non-GAAP measure by the corresponding revenue.

(11) These are office closure charges and adjustments previously included in Adjusted EBITDA and accelerated depreciation related to fixed assets for planned office closures.

(12) The amortization of intangible assets acquired from business combinations totaled $9.1 million and $8.1 million for the three months ended December 31, 2025 and 2024, respectively, and $37.0 million and $33.0 million for the years ended December 31, 2025 and 2024, respectively.

(13) Income tax effects were calculated using the effective tax rate, adjusted for certain discrete items, if any, of 18.7% and 20.9% for the three months ended December 31, 2025 and 2024, respectively, and 22.2% and 20.2% for the years ended December 31, 2025 and 2024, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share amounts)	December 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$5,297	$4,960
Restricted cash	47,984	13,857
Contract receivables, net	237,996	256,923
Contract assets	186,684	188,941
Prepaid expenses and other assets	18,390	21,133
Income tax receivable	18,087	6,260
Total Current Assets	514,438	492,074
Property and Equipment, net	58,357	66,503
Other Assets:
Goodwill	1,252,207	1,248,855
Other intangible assets, net	81,555	111,701
Operating lease - right-of-use assets	106,274	115,531
Deferred tax assets	—	1,603
Other assets	37,340	30,086
Total Assets	$2,050,171	$2,066,353

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$123,524	$159,522
Contract liabilities	43,444	24,580
Operating lease liabilities	18,787	20,721
Finance lease liabilities	2,704	2,612
Accrued salaries and benefits	95,578	105,773
Accrued subcontractors and other direct costs	48,900	49,271
Accrued expenses and other current liabilities	71,340	86,701
Total Current Liabilities	404,277	449,180
Long-term Liabilities:
Debt	401,355	411,743
Operating lease liabilities - non-current	139,935	155,935
Finance lease liabilities - non-current	8,558	11,261
Deferred income taxes	6,837	—
Other long-term liabilities	60,727	55,775
Total Liabilities	1,021,689	1,083,894

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 24,378,749 and 24,186,962 shares issued; and 18,247,837 and 18,666,290 shares outstanding at December 31, 2025 and 2024, respectively	24	24
Additional paid-in capital	465,779	443,463
Retained earnings	956,077	874,772
Treasury stock, 6,130,912 and 5,520,672 shares at December 31, 2025 and 2024, respectively	(379,970)	(320,054)
Accumulated other comprehensive loss	(13,428)	(15,746)
Total Stockholders’ Equity	1,028,482	982,459
Total Liabilities and Stockholders’ Equity	$2,050,171	$2,066,353

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended
	December 31,
(in thousands)	2025	2024
Cash Flows from Operating Activities
Net income	$91,588	$110,170
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	(429)	1,673
Deferred income taxes and unrecognized income tax benefits	5,078	(24,336)
Non-cash equity compensation	17,686	16,722
Depreciation and amortization	58,147	53,476
Gain on divestiture of a business	—	(2,009)
Other operating adjustments, net	2,325	4,647
Changes in operating assets and liabilities, net of the effects of acquisitions:
Net contract assets and liabilities	25,369	14,668
Contract receivables	22,031	(49,538)
Prepaid expenses and other assets	2,944	3,496
Operating lease assets and liabilities, net	(8,366)	(4,755)
Accounts payable	(36,827)	24,152
Accrued salaries and benefits	(10,843)	18,048
Accrued subcontractors and other direct costs	(1,952)	4,353
Accrued expenses and other current liabilities	(13,019)	8,361
Income tax receivable and payable	(11,694)	(5,391)
Other liabilities	(168)	(2,193)
Net Cash Provided by Operating Activities	141,870	171,544

Cash Flows from Investing Activities
Payments for purchase of property and equipment and capitalized software	(21,659)	(21,430)
Payments for business acquisitions, net of cash acquired	—	(55,007)
Proceeds from divestiture of a business	—	1,985
Other investing, net	148	(353)
Net Cash Used in Investing Activities	(21,511)	(74,805)

Cash Flows from Financing Activities
Advances from working capital facilities	1,348,036	1,227,926
Payments on working capital facilities	(1,359,527)	(1,247,791)
Proceeds from other short-term borrowings	20,206	62,080
Repayments of other short-term borrowings	(24,768)	(66,408)
Receipt of restricted contract funds	—	1,251
Payment of restricted contract funds	—	(3,267)
Dividends paid	(10,356)	(10,507)
Net payments for stock issuances and share repurchases	(55,286)	(47,767)
Other financing, net	(2,612)	(2,415)
Net Cash Used in Financing Activities	(84,307)	(86,898)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	1,455	(473)

Net Change in Cash, Cash Equivalents, and Restricted Cash	37,507	9,368
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	18,817	9,449
Cash, Cash Equivalents, and Restricted Cash, End of Period	$56,324	$18,817

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$29,278	$30,046

ICF International, Inc. and Subsidiaries

Supplemental Schedule (14)

Revenue by client market	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Energy, environment, infrastructure, and disaster recovery	55%	48%	52%	46%
Health and social programs	32%	37%	33%	38%
Security and other civilian & commercial	13%	15%	15%	16%
Total	100%	100%	100%	100%

Revenue by client type	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
U.S. federal government	38%	52%	43%	54%
U.S. state and local government	18%	15%	17%	16%
International government	7%	6%	7%	5%
Total Government	63%	73%	67%	75%
Commercial	37%	27%	33%	25%
Total	100%	100%	100%	100%

Revenue by contract mix	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Time-and-materials	41%	43%	43%	42%
Fixed-price	52%	47%	50%	46%
Cost-based	7%	10%	7%	12%
Total	100%	100%	100%	100%

(14) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client markets provide insight into the breadth of our expertise. Client type is an indicator of the diversity of our client base. Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.